SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED AUGUST 24, 2004
(TO PROSPECTUS DATED AUGUST 24, 2004)

                           $639,949,830 (APPROXIMATE)

                       J.P. MORGAN MORTGAGE TRUST 2004-S1
                       MORTGAGE PASS-THROUGH CERTIFICATES

                      J.P. MORGAN ACCEPTANCE CORPORATION I
                                   DEPOSITOR
                              -------------------

The prospectus supplement dated August 24, 2004 to the prospectus dated August 24, 2004 with respect to the above-captioned series is hereby amended as follows:

1. The second paragraph under the heading 'Summary -- Distributions of Interest' on page S-3 is replaced by the following:

      For each distribution date, the accrual period for each class of certificates, other than the Class 1-A-8 and Class 1-A-9 Certificates, will be the calendar month preceding the month in which the distribution date occurs. For each distribution date, the accrual period for the Class 1-A-8 and Class 1-A-9 Certificates will be the period from and including the 25th day of the month immediately preceding the related distribution date to and including the 24th day of the month of such distribution date. Interest on all classes of certificates (other than the principal-only certificates) for all accrual periods will be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months.

2. The following definition replaces the definition of 'ACCRUAL PERIOD' on page S-51:

      The 'ACCRUAL PERIOD' with respect to any Distribution Date and any class of Certificates, other than the Class 1-A-8 and Class 1-A-9 Certificates, will be the calendar month immediately preceding the month in which the related Distribution Date occurs. For each Distribution Date, the Accrual Period for the Class 1-A-8 and Class 1-A-9 Certificates will be the period from and including the 25th day of the month immediately preceding the related Distribution Date to and including the 24th day of the month of such Distribution Date. For each Distribution Date and each related Accrual Period, interest on all classes of Certificates (other than the Principal-Only Certificates) will be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months.

3. The first paragraph under the heading 'Summary -- Final Scheduled Distribution Date' on page S-4 is replaced by the following:

      The final scheduled distribution date for the Group 1 and Class 3A Certificates is the distribution date in August 2019, for the Class 2A Certificates is the distribution date in August 2034, and for the Class 4A and Group CB Certificates is the distribution date in September 2034, which in each case is the distribution date for the certificates occurring in the month following the latest scheduled maturity date for the latest maturing mortgage loan in the related pool.

4. The following definition replaces the definition of 'FINAL SCHEDULED DISTRIBUTION DATE' on page S-75:

      The 'FINAL SCHEDULED DISTRIBUTION DATE' for the Group 1 and Class 3A Certificates is the Distribution Date in August 2019, for the Class 2A Certificates is the Distribution Date in August 2034, and for the Class 4A and Group CB Certificates is the Distribution Date in September 2034, which in each case is the Distribution Date for the Certificates occurring in the month following the latest scheduled maturity date for the latest maturing Mortgage Loan in the related Pool. The actual final Distribution Date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class's Final Scheduled Distribution Date.
                              -------------------

                                    JPMORGAN

AUGUST 31, 2004